SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report August 13, 2003

INTERSTATE GENERAL COMPANY, L.P.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	1-9393 (Commission File Number)	52-1488756 (I.R.S. Employer Identification No.)

2 West Washington Street

P.O. Box 1280

Middleburg, VA 20118
(Address of principal executive offices)(Zip Code)

(540) 687-3177

(Registrant's telephone number, including area code)

Item 7. Financial Statements and Exhibits.

(c.) Exhibits

    Press release of the registrant, dated August 13, 2003

Item 12. Result of Operations and Financial Condition

On August 13, 2003, Interstate General Company (the "Company") ("IGC") (AMEX: IGC; PCX) released a press release announcing its financial results for the second quarter ended June 30, 2003. A copy of this press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and incorporated herein by reference.

The information included in this Current Report, including the information included in Exhibit 99.1 attached hereto, is intended to be furnished pursuant to "Item 12, Disclosure of Results of Operations and Financial Condition" and not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or incorporated by reference in any filing under the Securities Act of 1933, as amended ("Securities Act") or the Exchange Act, or otherwise subject to the liabilities of that Section or Sections 11 and 12(a) (2) of the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

(Registrant)

Dated: August 13, 2003	By: /s/ James J. Wilson
James J. Wilson, Chairman and Chief Executive Officer

Dated: August 13, 2003	By: /s/ Mark Augenblick
Mark Augenblick, President and Chief Operating Officer

Dated: August 13, 2003	By: /s/ Paul Dillon
Vice President and Chief Financial Officer

Exhibit Index
Exhibit Number	Description

99.1	Press release dated August 13, 2003
IGC REPORTS RESULTS FOR THE QUARTER ENDED JUNE 30, 2003

FOR IMMEDIATE RELEASE August 13, 2003	CONTACT Mark Augenblick (540) 687-3177

Middleburg, VA - Interstate General Company L.P. ("IGC") (AMEX: IGC; PCX) today reported a net loss for the three months ended June 30, 2003 of $289,000 or $.14 per Unit, compared to a net loss of $892,000 or $.43 per Unit, for the same period in 2002. For the six months (year-to-date), the Company had a net loss of $1,164,000 or $.55 per Unit, compared to a net loss of $2,107,000 or $1.01 per Unit, for the same period in 2002.

The Company has continued to realize on the value of its Brandywine project during 2003. In the second quarter, the final five lots in the first section of 48 lots closed with Washington Homes. The Company also closed on 114 semi-developed townhouse lots for $2,052,000 during the quarter. The proceeds from these sales were used to curtail development financing at Brandywine. These are the first sections under an approximate 800 semi-developed lot contract that is scheduled to close over the next four years.

The Company has focused its solid waste efforts on four projects.

Management met with the Virgin Islands Water And Power Authority on July 31 ready to negotiate a power purchase agreement. New management at the utility raised additional preliminary issues, which we have responded to in writing. Another meeting is to be scheduled in several weeks. Management is doing everything possible to accelerate completion of contract negotiations. The utility has a legal obligation to negotiate in good faith to purchase the facility's electricity at its avoided cost.

Management is in discussions with the Puerto Rico power authority about the price it will pay for electricity from the Company's proposed facility. The next meeting is scheduled for August 14. Management has proposed that the companies execute a terms sheet or other agreement in principle to enable the Company to proceed with municipal contracting efforts.

Management has been working with the Costa Rica Ministries of Environment and Health to obtain the required central government support for the municipalities that wish to proceed. Contract discussions with the electric utility remain ongoing. Management has taken steps to try to accelerate the contracting process. The Inter-American Development Bank has issued an RFP for technical consultants as part of its financing due diligence.

Management participated in several meetings with Collier County during the second quarter and submitted a best and final proposal for a waste recycling facility on July 8th. However, IWT was told in a telephone conversation on August 8, 2003 that Collier County had decided to cancel its waste project procurement and continue to dispose of its waste in landfills. Accordingly, the Company wrote off its capitalized costs relating to Collier County in the amount of $59,000, effective June 30, 2003.

Real estate revenues for the year will not be sufficient to meet the Company's debt service, operating costs, and wetland remediation costs, as well as to fund the Company's waste recycling projects. The Company is seeking an investor to provide up to $25 million of development financing for its waste recycling projects. Morgan Joseph & Company, a New York based investment-banking firm, has been retained to assist in raising waste project funds. A private placement memorandum has been prepared and prospective investors contacted. It is too early to know whether the Company will be successful in raising the funds needed to continue present business operations.

This press release contains forward-looking statements. Investors are cautioned that all forward-looking statements involve risks, uncertainties, and other factors that could cause actual results to differ materially from those in the forward-looking statement. Forward-looking statements relate to anticipated revenues, gross margins, earnings, and the growth of the market for our products. Numerous factors could cause results to differ, including but not limited to changes in market demand and acceptance of company facilities, impact of competitive facilities and pricing, dependence on third party suppliers, changes in government regulations, and the normal cyclical nature of the real estate and development economy. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it gives no assurance that its expectations will be attained. For more information, please refer to the Company's Form 10-QSB on file with the Securities and Exchange Commission.

IGC's Form 10-QSB will be available via the Internet at http://igclp.com shortly after it is filed.

Interstate General Company, L.P. Financial Highlights (Unaudited)
	For the Three Months Ended		For the Six Months Ended
	6/30/03	6/30/02	6/30/03	6/30/02

Revenues	$2,308,000	$ 351,000	$2,667,000	$351,000

Expenses	2,592,000	1,243,000	3,825,000	2,458,000

Loss before minority interest	(284,000)	(892,000)	(1,158,000)	(2,107,000)

Minority Interest Expense	5,000	----	6,000	----

Net Loss	(289,000)	(892,000)	(1,164,000)	(2,107,000)

Basic net loss per Unit	(.14)	(.43)	(.55)	(1.01)

Weighted average Units outstanding	2,100,000	2,071,000	2,099,000	2,071,000